REINSTATEMENT OF,
                           AND FIRST AMENDMENT TO,
                             AGREEMENT OF SALE

     THIS REINSTATEMENT OF, AND FIRST AMENDMENT TO, AGREEMENT OF SALE (this "First Amendment"), is entered into as of the 20th day of December, 1996, by and between STEEPLECHASE PARTNERS LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller"), and INFINITY ACQUISITIONS, L.L.C., an Illinois limited liability company (the "Purchaser").

                             W I T N E S S E T H:

     WHEREAS, Purchaser and Seller entered into that certain Agreement of Sale dated as of November 25, 1996 (the "Agreement"), for the purchase and sale of certain real property located in Lexington, Kentucky and commonly known as Steeplechase Apartments (the "Property"). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

     WHEREAS, Purchaser has heretofore delivered to Seller a Due Diligence Termination Notice dated December 2, 1996 (the "Termination Notice"), terminating the Agreement.

     WHEREAS, Purchaser and Seller desire to reinstate and amend the Agreement upon the terms and conditions more fully set forth herein.

     WHEREAS, Seller has executed and Purchaser intends to execute and deliver that certain Escrow Agreement (the "Escrow Agreement") by and between Seller, Purchaser and Charter Title Company (the "Escrowee"), upon execution of this First Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereby as agree as follows:

     1. The Agreement is hereby reinstated and shall remain in full force and effect as if the Termination Notice had not been delivered, except that the Agreement shall be modified by the terms and conditions hereinafter set forth.

     2. Purchaser hereby acknowledges that the Inspection Period has expired and hereby waives its right to terminate the Agreement pursuant to Paragraph
7.1 thereof.

     3. The reference to "Ten Million Six Hundred Thousand and No/100 Dollars ($10,600,000.00)" contained in the second line of Paragraph 1 is hereby deleted and inserted in lieu thereof is the following: "Ten Million One Hundred Thousand and No/100 Dollars ($10,100,000.00), subject to the terms of Paragraph 25".

     4. The reference to January 13, 1997 in the first sentence of Paragraph 8 is hereby deleted and inserted in lieu thereof is "February 13, 1997." After the end of the first sentence to Paragraph 8, the following clause is hereby
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added: "; provided, however, that the Closing Date shall be extended to March
17, 1997 upon the delivery by Purchaser at least five (5) business days prior to the Closing Date of (i) $100,000 additional Earnest Money to the Escrow Agent, and (ii) notice to Seller that Purchaser intends to so extend the Closing Date."

     5. The second and third paragraphs of Paragraph 25 are hereby deleted, and are hereby replaced with the following paragraphs:

          "Purchaser has an option to assume the Loan Documents, exercisable as follows: if Purchaser elects to assume the Loan Documents, then Purchaser shall obtain on or before the date which is five (5) business days prior to the Closing Date: Lender's consent, in writing, to (i) the assumption by Purchaser of Seller's obligations under the Loan Documents on terms reasonably acceptable to Purchaser and (ii) a release by Lender of Seller from any liability under the Loan Documents (together, the "Lender Consent"). Purchaser acknowledges that for purposes of this Agreement the Lender Consent shall be deemed reasonable if it provides for the assumption by Purchaser of Seller's obligations under the Loan Documents on terms and conditions which do not expand the existing obligations under the Loan Documents, including, without limitation, the payment by Purchaser in connection with obtaining the Lender Consent of the application fee set forth in the Loan Documents or in the absence of a specified amount in the Loan Documents a reasonable application fee imposed by Lender, an assumption fee in a maximum amount of one percent (1%) of the outstanding principal balance of the Notes and the reasonable costs and expenses of the Lender, including Lender's $1,500 application fee for each of the Mortgages (a total of $4,500). Purchaser shall keep Seller advised of and allow Seller to participate in the process of obtaining the Lender Consent and Seller agrees to cooperate with Purchaser (at no expense to Seller) in Purchaser's efforts to obtain the Lender Consent. Purchaser shall immediately notify Seller upon obtaining the Lender Consent.

          If Purchaser elects not to assume the Loan Documents, or if, on or before five (5) business days prior to the Closing Date, Purchaser is unable to obtain the Lender Consent, then this Agreement shall not terminate, but the Agreement shall be subject to the following conditions:
     (i) the Purchase Price shall equal Ten Million Four Hundred Thousand and No/100 Dollars ($10,400,000.00), (ii) Purchaser shall have no obligation to assume the Loan Documents from Seller, (iii) the Closing Date shall be extended for a period of thirty (30) days to afford Seller time to notify Lender of Seller's intent to pay off the Notes, and (iv) Purchaser's ability to obtain financing for its obligations under this Agreement shall not be a contingency to Purchaser's performance of this Agreement."

     6. Upon execution of this First Amendment by Purchaser, Purchaser shall execute the Escrow Agreement and deliver the Escrow Agreement and the Earnest Money to the Escrowee, to be held in escrow by and in accordance with the provisions of the Escrow Agreement.

     7. Except as amended and modified hereby, each of the Agreement and the Escrow Agreement shall be and remain unmodified and in full force and effect in accordance with its terms, and each and every one of its provisions, as amended and modified by this First Amendment, are hereby adopted, ratified and affirmed. In the event of any conflict between the Agreement, or any other document, and this First Amendment, the terms, conditions and provisions hereof shall govern.

     8. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their authorized representatives as of the day and year first above written.

                              PURCHASER:

                              INFINITY ACQUISITIONS, L.L.C., an Illinois limited liability company


                              By:    /s/ Raymond H. Stender
                                    ------------------------------------
                              Name:      Raymond H. Stender
                                    ------------------------------------
                              Its:       Manager
                                    ------------------------------------


                              SELLER:

                              STEEPLECHASE PARTNERS LIMITED PARTNERSHIP, an Illinois limited partner

                              By: Steeplechase Partners, Inc., an Illinois corporation, its general partner


                                   By:    /s/ Mark Saturno
                                         -----------------------------------
                                   Name:      Mark Saturno
                                         -----------------------------------
                                   Its:       Authorized Rep
                                         -----------------------------------
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